Exhibit 99.1

Natural Gas Services Group, Inc. Announces Transition of Stephen C. Taylor to Chairman Emeritus and Appointment of Donald J. Tringali as Chairman of the Board

Midland, Texas – June 16, 2025 – Natural Gas Services Group, Inc. (NYSE: NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced that Stephen C. Taylor has transitioned from Chairman of the Board to the role of Chairman Emeritus, effective immediately. Concurrently, the Company’s Board of Directors has appointed Donald J. Tringali as Chairman. Mr. Taylor continues his role as a director on the Company’s Board.

This transition marks a significant milestone for Natural Gas Services Group. Mr. Taylor has played an integral role in shaping the Company’s direction, growth, and culture over the past two decades. Since his appointment as Chief Executive Officer in 2005, he has overseen the transformation of NGS into a national compression platform, expanding its fleet, footprint, and capabilities across major U.S. oil and gas basins, in addition to leading the Company into the large horsepower market. In the fiscal year prior to his appointment as CEO, NGS reported $7.8 million in EBITDA. By the time of his retirement as CEO in 2024, EBITDA had increased nearly sixfold to $45.8 million, reflecting a significant expansion of NGS’s customer base, equipment portfolio, and field service infrastructure. This performance was achieved while maintaining a strong balance sheet and an enduring focus on shareholder value.

Following his service as CEO, Mr. Taylor remained Chairman of the Board, where he continued to provide sound guidance and institutional knowledge during a period of transition. His dedication to the Company, its people, and its mission has been unwavering, and he leaves the Chairman role with NGS well-positioned for continued success as evidenced by NGS’s industry leading organic growth.

“On behalf of the entire organization and the Board, I want to express our deepest gratitude to Steve for his extraordinary leadership and service,” said Justin Jacobs, Chief Executive Officer of NGS. “The strength of our Company today is a direct result of his vision and discipline over many years. During my own transition into the CEO role, Steve provided invaluable support that helped ensure continuity and confidence among all stakeholders. He is a trusted advisor and a model of steady, principled leadership. We are fortunate that he will continue to serve as a director and remain one of our largest shareholders.”

Mr. Taylor reflected, “It has been a great privilege to serve Natural Gas Services Group over the past 20 years. I am proud of the progress we have made—from a small, regional provider to a trusted leader in natural gas compression. That progress is a credit to the people of NGS, whose integrity, technical excellence, and commitment to service have always defined our success. I want to thank our customers, employees, partners, and shareholders for their support. With a strong executive team, a clear strategy, and a culture rooted in operational excellence, I believe NGS is poised for continued great achievement. I look forward to continue supporting the Company in this next chapter.”

Mr. Tringali, who has served on the NGS Board as an independent director, assumes the role of Chairman with a strong understanding of the Company’s business and strategic priorities. He brings significant experience in corporate governance and has been a valuable contributor to the Board’s oversight and direction.

“It is an honor to step into the role of Chairman,” said Mr. Tringali. “Steve’s leadership has been foundational to the success and reputation of Natural Gas Services Group. He has overseen an era of meaningful expansion and has fostered a culture of professionalism and long-term thinking that will endure. I look forward to working closely with Justin, the Board, and the management team as we

Exhibit 99.1

continue to advance the Company’s strategy and deliver value to shareholders. Steve’s continued involvement on the Board will be an important asset as we move forward.”

About Natural Gas Services Group, Inc.
Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com

For Additional Information:
Anna Delgado – Investor Relations
(432) 262-2700
ir@ngsgi.com
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